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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the use in this Amendment No. 1 to Registration Statement No. 333-47427 of Silverleaf Resorts, Inc. of our report dated February 24, 1998 (March 6, 1998 as to the last two paragraphs of Note 15), appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the headings "Summary Consolidated Historical Financial, Operating and Pro Forma Information," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Selected Consolidated Historical Financial and Operating Information" and "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

March 13, 1998